STATE OF NORTH CAROLINA
                              COUNTY OF MEBANE

                                    LEASE


THIS CONTRACT, made this 1st day of May 2002, by and between LJ Properties of Mebane, LLC, LESSOR, party of the first part, and Generacion Latina, Inc., party of the second part.

                                  WITNESSETH

That the Lessor hereby demises unto the Lessee the premises, land and building located at 3948 Forest Oaks Lane, Mebane, North Carolina, 27302, consisting of
2.4 acres and approximately 24,000 square feet of office, warehouse and distribution space.

This lease is executed upon the following terms and conditions: The Lessee agrees to pay rent for the leased premises at the rate of $6,000.00 per month, payable in advance on or before the 10th day of each month during the term. The term of lease being for 5 years with 2 five year options renewable at same rate plus a cost of inflation increase. Concurrently with the execution of this lease , Lessee shall have the option to purchase said property for a sum of $1,000,000 with all rent payments being applied as a down payment towards purchase if Lessor executes such option within 2 years from the date of this lease. The Lessse shall pay all real estate taxes and assessments, levied or assessed upon the premises, together with all fire insurance premiums, water and sewer service. The Lessee shall pay all utilities and trash service incurred in connection with the use of the leased premises during the term of this agreement. This lease shall not be assigned, or premises sublet , without the written consent of Lessor.

If during the term of this lease the leased premises are so damaged by fire, tornado, or other catastrophe or casualty as to render the same uninhabitable, this lease shall terminate.

If the Lessee shall fail or neglect to make any payment on due date, or shall violate any term of the provisions of this lease, the Lessor , without any other notice or demand , may terminate this lease and require the lessee to vacate therefrom, or the Lessor may in lieu of the above or in conjunction therewith pursue any other lawful right or remedy incident to the relationship by this lease.

IN TESTIMONY WHEREOF, the parties have set their hand and seals, the day and year written above.


___________________________________              ________________________
LESSOR, LJ PROPERTIES OF MEBANE,LLC              Date
Arnold E. Pitoniak, President

__________________________________               ________________________
LESSEE, GENERACION LATINA,INC.                   Date
John Walker, President